Exhibit 99.2

3DIcon Corporation Announces Merger with Coretec Industries LLC

Tulsa, OK – June 1, 2016 – 3DIcon Corporation (OTC Pink: TDCP) (the ”Company”), a developer of 3D volumetric display technologies that are designed to produce 360-degree volumetric high-resolution images, announced today that it has entered into an agreement (which is subject to certain closing conditions) to merge with Coretec Industries LLC, a supplier of commercialized technologies, products, and services solutions for energy-related industries such as oil & gas, renewable energy, distributed energy and power generation.

In an October 2015 letter to shareholders, CEO Victor Keen stated that the Company would “explore possible acquisitions, partnerships, or other strategic transactions” that it felt would further the development of CSpace® and otherwise position the Company for future growth. The merger with Coretec is one that the Company believes will not only bridge some of the technology gaps needed to continue developing CSpace® but also introduce a portfolio of technologies and intellectual property that can provide near term revenue. Access to Coretec’s silicon-based materials technology promises to be significant in the advancement of CSpace®, providing a lighter but equally transparent alternative to glass for the image chamber.

Founded in 2015, North Dakota-based Coretec utilizes an open innovation model for the development and acquisition of technologies and intellectual property. Coretec’s primary objective is to develop products and solutions for the many existing and next generation energy-technology applications that require improvements in manufacturing materials and efficiencies to optimize potential and reduce costs. Specific applications for Coretec’s products include energy storage (Lithium-Ion batteries), solid-state lighting (LEDs), solar energy, and printable electronics.

On a conference call scheduled for today, June 1, 2016, with 3DIcon shareholders, Company Chairman, Victor Keen; Coretec Industries’ Co-Founder, Simon Calton; and Company VP of Business and Technology Development, Doug Freitag, will discuss the rationale for the merger and the prospects for the post-merger company (the “New Company”), following which questions from Company shareholders will be addressed.

Merger highlights include:

•	The continued development of CSpace® volumetric display technology. Under Doug Freitag’s guidance, the New Company will continue to pursue research and development of its proprietary CSpace® technology. The Company believes that this merger and subsequent collaboration will spur the advancement and potential commercialization of the Company’s volumetric technology within a number of industries, including medical, defense, and entertainment.

•	Coretec’s underlying technology and existing IP portfolio. The Company believes that a key segment of Coretec’s proprietary technology (CHS / Si6H12) ) possesses a superior value proposition compared to competing technologies for energy-related product applications such as energy storage (batteries), printable and flexible electronics, and photovoltaic (solar) applications. For the materials derived from CHS / Si6H12 , Coretec has licensed from NDSU 11 issued and 3 pending patents worldwide with option for 16 additional issued or pending patents worldwide (pending execution of the definitive license agreement, scheduled for June 15)

6804 South Canton Ave, Suite 150

Tulsa, OK 74136-3416

•	The market potential for the New Company’s various business verticals. As referenced above, Coretec products and services solutions serve a number of energy-focused applications, including energy storage, lighting, solar, and oil & gas. The New Company also seeks entry into the packaging authentication sector, and other industries with a need for printable and flexible electronics.

•	Executive leadership appointments. Effective following the completion of the merger, Victor Keen and Simon Carlton will share the role of Chairman of the Board and the New Company will appoint Doug Freitag as CEO; Dennis Anderson will serve as a board member; and Phil Boudjouk will serve as a Technical Advisor.

“We are extremely pleased to announce the merger of Coretec and 3DIcon, two companies whose technologies and mutual objectives complement one another, resulting in an entity that is stronger and well positioned for future growth,” said Victor Keen, Chairman of 3DIcon. “Last November, we announced that the Company intended to pursue corporate action that would further the development of CSpace® as well as secure a partner with complementary technology and a strategy which focused on generating near term revenue, ultimately to produce shareholder value.  In Coretec we have found an exceptional partner that satisfies both of these criteria.”

“With this merger comes the opportunity for advancement of Coretec and 3DIcon and their respective technologies, including CSpace®, through greater access to advanced materials,” said Simon Calton, Co-Founder and Board of Directors, of Coretec. “Combining 3DIcon’s and Coretec’s expertise provides us a more in-depth understanding of the markets we’re addressing and a broader menu of solutions. We’re looking forward to short-term and long term growth that we expect to translate into revenue for our shareholders.”

The New Company will continue with the OTC Market listing under the symbol “TDCP.”

About 3DIcon Corporation

3DIcon Corporation (the "Company", "3DIcon", "we", "us" or "our") is a developer of 3D display technologies. The Company's patented volumetric 3D display technology, CSpace®, is being developed to produce 360-degree viewable, high-resolution, color images, and is intended for use in government and industrial applications such as air traffic control, medical imaging, automotive & aerospace design, geological visualization, weather visualization, battle space visualization, and cargo / baggage / people scan visualization. For more information please visit www.3dicon.net.

Company contact:	Source: 3DIcon Corporation
3DIcon Corporation	Press contact:
Judy Keating	Matthew Bretzius
918-494-0509	FischTank Marketing and PR
matt@fischtankpr.co

6804 South Canton Ave, Suite 150 Tulsa, OK 74136-3416	Page 2